UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ZIOPHARM ONCOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ZIOPHARM DETAILS ACTIONS IN RESPONSE TO SHAREHOLDER FEEDBACK

Has Held Several Discussions with WaterMill to Reach an Amicable Resolution to Consent Solicitation

Board Accepts Resignation of Director Elan Ezickson

Reiterates Concerns About Professional Past of WaterMill Nominee Holger Weis

BOSTON, December 4, 2020 – Ziopharm Oncology, Inc. (Nasdaq: ZIOP) (“Ziopharm” or the “Company”), today announced that it has sent a letter to shareholders urging them to support the Company’s continued progress and long-term prospects. The letter was sent in connection with the Company’s definitive consent revocation statement in response to the consent solicitation initiated by WaterMill Asset Management Corp., Robert W. Postma and certain other individuals (collectively, “WaterMill”).

In a statement, the Company said:

“Our management team and the Board have been engaging in good faith discussions with WaterMill about reaching a potential resolution in the best interest of all shareholders. These discussions have also included outreach efforts by other shareholders. Ziopharm remains open to reaching a resolution.

“Over the last several weeks the Board has taken further actions in response to shareholder feedback, including most recently accepting the resignation of Director Elan Ezickson. We sincerely thank Mr. Ezickson for his many contributions to the Board and wish him well. Our reconstituted Board, including five new directors in the last 18 months, is made up of highly qualified individuals with the right backgrounds and experience to guide the Company forward. Importantly, we reiterate our concerns about the background of WaterMill nominee Holger Weis.”

Ziopharm continues to urge shareholders to sign and return the Company’s GREEN Consent Revocation Card and disregard any white consent cards received from WaterMill. The consent revocation statement, this letter and other important information related to the matter can be found at www.ZiopharmForward.com.

The full text of the letter sent to shareholders is as follows:

December 4, 2020

Dear Ziopharm Shareholder,

In the last several weeks, Ziopharm Oncology, Inc. (“Ziopharm” or the “Company”) has continued to address shareholder feedback with additional changes to the Board of Directors (the “Board”) and reported third quarter results that demonstrate our continued execution and clinical progress to support our mission to create long-term shareholder value through the treatment of cancer patients with potentially transformational therapies. We are excited about the steps we are taking to drive our innovative pipeline, meaningfully advance all three of our programs and continue to strengthen our foundation to drive sustainable growth and deliver long-term shareholder value.

ZIOPHARM HAS PROACTIVELY REACHED OUT TO WATERMILL WITH THE GOAL OF REACHING AN
AMICABLE RESOLUTION

Over the past several weeks, Ziopharm has taken the initiative to reach out to WaterMill through a variety of channels to initiate constructive discussions. We have informed WaterMill that we are ready, willing and able to resolve the consent solicitation in a manner that would allow the Company to focus on pursuing the enormous potential that lies ahead. We remain confident in, open to and hopeful of reaching an amicable resolution.

ZIOPHARM’S ATTEMPTS TO REACH A RESOLUTION ARE CONSISTENT WITH ITS STRONG HISTORY OF
WORKING WITH SHAREHOLDERS TO INFORM KEY DECISIONS

The Board spends a significant amount of time engaging with our shareholder base and soliciting and acting on their feedback. We ask our shareholders to consider the following:

●	Over the course of the past year, members of the Board and management have called or met with shareholders numerous times to gain a better understanding of their thoughts about our executive compensation program and governance practices. As a result of those meetings, we have made several changes to both our executive compensation program and governance practices.
●	WaterMill and other current shareholders were involved in and supportive of Ziopharm’s separation from Precigen in 2018. Since that time, we have met with and consulted these same shareholders numerous times. In fact, many of them participated in past financings.
●	Ziopharm added James Huang – a director candidate whom WaterMill and other significant shareholders supported – to the Board only a few months ago.
●	Since July 2020, following the 2020 Annual Meeting, a process has been underway to refresh the Board by adding directors with complementary skill sets optimal for a clinical-stage company in our space. This process includes the Board’s hiring of two leading search firms and has already resulted in the appointment of three new highly qualified Board members – James Huang, J. Kevin Buchi and Mary Thistle – and the replacement of former directors Douglas Pagán and Dr. Scott Braunstein. The Board and management remain open and committed to working with all shareholders, including WaterMill, as we continue the Board refreshment process. Our intention is to continue our refreshment by working with shareholders to identify a candidate that is a qualified fit for the Board.
●	The Company recently hired a senior executive, Adam Levy, to lead its Investor Relations function.
●	The Board has accepted the resignation of Elan Ezickson, who has served as a valuable member of our Board for more than two years. Ziopharm sincerely thanks Mr. Ezickson for his service and the knowledge he has provided and wishes him well.

ZIOPHARM IS DEEPLY CONCERNED ABOUT THE PROFESSIONAL PAST OF WATERMILL NOMINEE HOLGER WEIS

As part of the Board’s due diligence process, in light of the fact that WaterMill has not made its candidates available to interview, the Board has been evaluating the WaterMill candidates and is alarmed at what it has uncovered so far, particularly with respect to what it believes to be deeply concerning publicly available information relating to WaterMill nominee Holger Weis in court filings in the U.S. Federal Bankruptcy court for the Southern District in Miami:1

●	Based on these filings, in July 2017, a majority of shareholders executed written consents to remove Mr. Weis as President, COO, and CFO of DemeRx, Inc. (“DemeRx”). Four days later, Mr. Weis resigned from the company.
●	Less than a year after Mr. Weis’s departure, DemeRx filed for Chapter 11 bankruptcy. Importantly, in response to Mr. Weis’s creditor claim as part of the Chapter 11 bankruptcy, DemeRx claimed that Mr. Weis had engaged in concerning conduct, including a breach of his fiduciary duties, corporate waste, misrepresentations of critical information to prospective shareholders about a clinical trial and misreporting of an FDA submission. The DemeRx filing asserted the following:

“Weis made inaccurate and misleading presentations to the Board indicating that he had achieved certain performance benchmarks, when in fact he had not, resulting in the payment of cash bonuses and other excessive remuneration.”

“Weis engaged in corporate waste by awarding himself stock, a golden parachute, cash payments, and other excessive compensation based on milestones never achieved. Weis wrote his own performance evaluation. Weis painted a ‘rosy picture,’ overstated accomplishments and achievements and progress of a financing plan. Weis made unauthorized payments to himself on his last day of work, withdrawing all remaining funds from the [DemeRx’s] bank account. Weis also made certain to pay his future life insurance on his way out the door.”

1 Objection to Claim filed by DemeRx, Inc., Case 18-14149-RAM (Document 125), filed November 5, 2018.

“The FDA put [DemeRx’s] research project on a ‘full clinical hold’ in 2014. A potential investor, Kieretsu Capital LLC (‘Kieretsu’) was interested in providing funding. Weis advised Keiretsu that ‘Noribogaine is now ready to enter phase 2 clinical testing.’ But DemeRx was not ‘ready’ because of the FDA’s full clinical hold imposed in 2014. Weis also advised Keiretsu that DemeRx had ‘addressed the FDA’s concerns,’ which was materially inaccurate, as DemeRx had not contacted the FDA since the time the hold was imposed in 2014.”

“During that time Weis was in charge of [DemeRx], it is estimated that Weis caused corporate waste, damages, and harm to [DemeRx] in the amount of approximately $10-12 million as the direct result of their acts and omissions, including complete and utter failure to implement adequate safeguards and controls and complete lack of oversight, that caused [DemeRx] to engage in activities and other improvident conduct beyond the scope of the PPM and that was otherwise fundamentally flawed…”

“Weis also ran up costs to DemeRx of over $868,000 in 2016 and incurring over $556,000 in debt to patent attorneys in 2016 when DemeRx had already received the ‘going concern’ opinion from the outside independent auditors. Weis engaged in corporate waste in regard to excessive patent prosecution and foreign annuity costs, putting critical IP at risk of abandonment due to lack of funds.”

The above allegations are very specific and the exact reason why, prior to formally appointing directors to the Board, Ziopharm routinely conducts interviews and a background check on director candidates to ensure they meet the high ethical and knowledge-based standards that we have for our directors.

In its November 28 response addressing these claims, WaterMill included “endorsements” from former DemeRx directors (former chairman Henry Mellon and former board member Skip Clemmons) in support of Mr. Weis. However, WaterMill failed to disclose that the former directors were accused by DemeRx of among other things, breach of fiduciary duties, corporate waste, gross and/or willful neglect of duties and failure to implement or otherwise follow adequate safeguards and controls.2

In short, we seriously call into question Mr. Weis’s fitness to serve on any board given these troubling findings.

ZIOPHARM’S DIRECTORS POSSESS THE EXPERIENCE AND EXPERTISE NEEDED TO GUIDE THE
COMPANY INTO ITS NEXT STAGE OF GROWTH

Ziopharm firmly believes the directors WaterMill is seeking to remove and replace and other recent directors added as part of its refreshment process have a deep understanding of our complex and growing industry, bring a complementary array of skills and experience to the Board and have strong knowledge of the Company and its long-term strategy, pipeline, operations and employees. In our view, each of these individuals are essential to the future success of the Company and its significant and potentially groundbreaking impact on cancer patients around the world. Consider the below credentials these individuals possess:

James Huang – Director since July 2020

●	Managing Partner at Kleiner Perkins Caufield & Byers China, where he focuses exclusively on the firm’s life sciences practice.
●	Brings lengthy track record of investing in and partnering with many of the world’s most successful biotechnology companies.
●	Currently serves as Chairman of the Board at Windtree Therapeutics, Inc., JHL Biotech, Inc., Tactiva Therapeutics, LLC, and Chime Biologics Limited and is a member of the board of directors of CASI Pharmaceuticals Inc. and XW Laboratories Inc.

2 Debtors’ Omnibus Objection to Claims filed by DemeRx, Inc., Case 18-14149-RAM (Document 198), filed February 1, 2019.

●	Previously served as a managing partner at Vivo Ventures, a venture capital firm specializing in life sciences investments, and as President of Anesiva, a biopharmaceutical company focused on pain-management treatments, and has held senior-level roles in business development, sales, marketing and R&D at Tularik Inc., GlaxoSmithKline LLC, Bristol-Myers Squibb and ALZA Corp.
●	Founding and managing partner of Panacea Venture, a global venture fund focusing on investments in innovative and transformative early and growth stage healthcare and life science companies.

Scott Tarriff - Director since September 2015 (Independent Chairman since 2018)

●	Brings over 30 years of pharmaceutical industry and clinical data experience to our Board, including his current role as President and CEO of Eagle Pharmaceuticals, a company he founded in 2007, where he has helped build its market cap to $612 million and has successfully marketed various products.
●	Formerly CEO of Par Pharmaceutical Companies, Inc. and held senior-level positions at Bristol-Myers Squibb.
●	Previously served on the board of directors of Synthetic Biologics, Inc. and Clinical Data, Inc.

J. Kevin Buchi – Director since September 2020

●	Brings deep life sciences industry experience, including 20 years with Cephalon, Inc., where he served as CEO during the company’s acquisition by Teva Pharmaceuticals Industries Limited in 2011 for $6.8 billion.
●	Currently serves as a director of Dicerna Pharmaceuticals, Inc., where he was appointed Chairman in January 2019, as well as Amneal Pharmaceuticals and Benitec Biopharma Ltd.
●	Served as Impax Laboratories, LLC’s Interim President and CEO from December 2016 until March 2017 and as a member of the Impax Board of Directors from November 2016 until the completion of the combination of Impax and Amneal Pharmaceuticals (a deal valued at $6.4 billion).

Mary Thistle – Director since November 2020

●	Brings more than 25 years of experience in business development, strategy and operational leadership in the biotechnology sector.
●	Currently serves as Special Advisor at the Bill & Melinda Gates Medical Research Institute (previously held the role of Chief of Staff).
●	Served as Chief Operating Officer of Dimension Therapeutics, Inc., where she directed multiple financing rounds (including the company’s IPO), expanded the pipeline through strategic business development transactions, and led the sale of the company for a significant premium.
●	Formerly Senior Vice President, Business Development at Cubist Pharmaceuticals, Inc. and also held leadership positions at ViaCell, Inc. and PerkinElmer Inc.

Importantly, Directors J. Kevin Buchi and Mary Thistle were identified as part of a thorough search conducted by leading national search firms, not due to any “interlocking relationships,” as has been claimed by WaterMill. In particular, there is no substantive connection between Mary Thistle and other current and former directors based on service on the Board of Advisors of Life Science Cares, a non-profit organization working to eliminate the impact of poverty in the greater Boston area by supporting volunteer programs across the life sciences community. Its Board of Advisors is comprised of more than 150 members who are prominent figures within the biotechnology space.

PROTECT ZIOPHARM – SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD TODAY

We once again urge and remind you to support Ziopharm’s Board by signing, dating and returning the enclosed GREEN Consent Revocation Card TODAY. If you receive a white consent card from WaterMill, please disregard it. We also encourage shareholders to visit www.ZiopharmForward.com, which provides important information related to the matter.

If you have any questions or need assistance executing your revocation, please contact:

Morrow Sodali LLC

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks and Brokers Call Collect: (212) 300-2470

Shareholders Call Toll Free: (800) 662-5200

ZIOP@investor.morrowsodali.com

Sincerely,

Laurence James Neil Cooper, M.D., Ph.D. Scott Tarriff

Chief Executive Officer and Director Chairman of the Board

About Ziopharm Oncology, Inc.

Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with a solid tumor each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology with a goal to treat any type of solid tumor. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a precisely controlled IL-12 gene therapy, and rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program. The Company has clinical and strategic partnerships with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and others. For more information, please visit www.ziopharm.com.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the business strategy, plans and objectives of Ziopharm management and expectations as to and beliefs about the consent solicitation initiated by WaterMill (the “Consent Solicitation”). Forward-looking statements include all statements that are not historical facts, and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impact and results of the Consent Solicitation and other activities by WaterMill and/or other investors, the risks and uncertainties disclosed in Ziopharm’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as well as discussions of potential risks, uncertainties and other important factors in any subsequent filings by Ziopharm with the Securities and Exchange Commission (the “SEC”). All information in this letter is as of the date hereof, and Ziopharm undertakes no duty to update the information, except as required by law.

Important Additional Information and Where to Find It

Ziopharm has filed a definitive consent revocation statement (the “Consent Revocation Statement”) together with a GREEN consent revocation card with the SEC in connection with the Consent Solicitation. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ZIOPHARM FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Consent Revocation Statement (including the GREEN consent revocation card), any amendments or supplements thereto and any other documents that Ziopharm files with the SEC from the SEC’s website (http://www.sec.gov) or from Ziopharm’s website (www.ziopharm.com) by clicking on “Investors” and then “SEC Filings.”

Investor Relations Contacts:

Adam D. Levy, PhD, MBA
EVP, Investor Relations and Corporate Communications
(508) 552-9255
alevy@ziopharm.com

Chris Taylor

VP, Investor Relations and Corporate Communications

(617) 502-1881

ctaylor@ziopharm.com

Michael Verrechia

Morrow Sodali

(212) 300-2476

m.verrechia@morrowsodali.com

Media Relations Contacts:

Chris Kittredge, Andrew Cole and Zachary Tramonti

Sard Verbinnen & Co.

Ziopharm-SVC@sardverb.com